Exhibit 10.4

November 1, 2016

Richard Ogawa

delivered via email

Dear Richard:

I am pleased to inform you that the Compensation Committee of our Board of Directors (the “Committee”) has approved amendments to your existing Inphi Corporation Change of Control Severance Agreement made and entered into effective as of April 22, 2013 (the “Agreement”). Specifically, subject to your agreement to a change to the definition of “Involuntary Termination,” the severance payable to you upon an Involuntary Termination in connection with a Change of Control will be increased to provide vesting acceleration with respect to 100% of your outstanding equity compensation. (Previously, such severance included vesting acceleration with respect to 50% of your outstanding equity compensation.) Your cash severance is not being modified.

The Committee has approved the following amendments to the Agreement:

1.	Section 1(c)(i) of the Agreement (the first prong of the definition of Involuntary Termination) shall be replaced in its entirety as follows:

“(i) without Executive’s express written consent, the assignment to Executive of duties or responsibilities inconsistent with Executive’s education and experience;”.

2.	Section 4(a)(iii) shall be replaced in its entirety as follows:

“(iii) acceleration of the vesting and exercisability of 100% of Executive’s options, stock appreciation rights, restricted shares and stock units with respect to the Company or its successor, or the parent of either, to the extent outstanding on the Termination Date, or of any deferred compensation into which Executive’s stock options, stock appreciation rights, restricted shares or stock units were converted upon the Change of Control (the “Equity Awards”); provided, however, that notwithstanding any contrary term of the Equity Award agreement, if Executive is entitled to accelerated vesting as a result of an Involuntary Termination within three (3) months prior to a Change of Control: (x) the portion of the Equity Award subject to such accelerated vesting shall not be forfeited or terminated upon the Termination Date pending the Change of Control, (y) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change of Control; and (z) the period within which the Equity Award may be exercised following the Termination Date, if applicable, will expire no less than one (1) month following the effective date of the Change of Control (but no later than the expiration of the term of the Equity Award); and”.

Inphi Corporation

2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054

408-217-7300 ● Fax 408-217-7350 ● www.inphi.com

Except as specifically modified by this letter, the Agreement shall remain in full force and effect in accordance with its terms.

To indicate your understanding and acceptance of the modifications to the Agreement, please sign below and return a signed copy of this letter to Mona Taylor no later than November 4, 2016. If Mona Taylor does not receive a signed copy of this letter by November 4, 2016, this letter shall be without force or effect and the Agreement shall continue as is, unmodified.

I appreciate your efforts on behalf of Inphi Corporation, and I look forward to our future success.

Sincerely

/s/ Ford Tamer
Dr. Ford Tamer
President, Chief Executive Officer and Director

Agreed to and acknowledged by: /s/ Richard Ogawa on November 2, 2016.

   signed

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